Press Release
Investor Contact: Ahmed Pasha 703-682-6451
Media Contact: Amy Ackerman 703-682-6399

AES Reports First Quarter 2016 Proportional Free Cash Flow of $253 Million and Adjusted Earnings Per Share of $0.13

Highlights

•	Reaffirming 2016 guidance and 2017-2018 expectations

•	Prepaid $125 million in Parent debt

•	Broke ground on the 335 MW Masinloc 2 expansion project in the Philippines

◦	Total of 5,945 MW under construction, the majority of which is expected to come on-line through 2018

•	In April, received payment of €309 million ($350 million) in outstanding receivables at Maritza in Bulgaria

ARLINGTON, Va., May 9, 2016 – The AES Corporation (NYSE: AES) today reported Proportional Free Cash Flow (a non-GAAP financial measure) for the first quarter of 2016 of $253 million, a decrease of $12 million from the first quarter of 2015. This was driven primarily by lower margins, partially offset by improved working capital. First quarter 2016 Consolidated Net Cash Provided by Operating Activities increased $203 million to $640 million, driven by the favorable timing of working capital in Brazil at Eletropaulo and Tietê.

First quarter 2016 Adjusted Earnings Per Share (Adjusted EPS, a non-GAAP financial measure) decreased $0.12 to $0.13, due in part to an increase of $0.04 in tax expense, reflecting an adjusted effective tax rate of 50% in the first quarter of 2016, versus 33% in 2015. The Company continues to expect a full year 2016 adjusted effective tax rate of 31% to 33%. First quarter 2016 Adjusted EPS was also driven by the $0.04 impact from the devaluation of foreign currencies in Latin America and Europe. First quarter 2016 Diluted Earnings Per Share from Continuing Operations (Diluted EPS) was $0.19, a decrease of $0.01 from first quarter 2015. In addition to the decline in Adjusted EPS described above, Diluted EPS also reflects lower unrealized foreign currency transaction losses, unrealized derivative losses and losses on retirement of debt. First quarter 2016 Diluted EPS was higher than first quarter 2016 Adjusted EPS primarily due to unrealized derivative and asset sale gains.

"We have already delivered on several of our strategic objectives for 2016. Most notably, we received payment for all outstanding receivables at Maritza in Bulgaria. We are on track for the $50 million in cost savings that we expect to achieve this year, ramping up to $150 million by 2018," said Andrés Gluski, AES President and Chief Executive Officer. "Our cost savings initiative, combined with our projects currently under construction, are the largest contributors to our at least 10% annual growth in Proportional and Parent Free Cash Flow through 2018. Beyond 2018, development projects in high-growth markets, including Masinloc 2 in the Philippines, the Colon LNG terminal and CCGT in Panama and the contracted Southland CCGT in California, will drive growth."

"During the quarter, we continued to generate strong free cash flow; however our Adjusted EPS results were weaker, primarily due to timing. With our first quarter performance and our outlook for the remainder of the year, we are reaffirming our 2016 guidance for all metrics. We remain committed to disciplined capital allocation and will continue to invest our free cash flow in dividend growth, de-levering and select high-growth opportunities," said Tom O'Flynn, AES Executive Vice President and Chief Financial Officer. "To that end, we are seeing positive results from our efforts to simplify our portfolio and de-lever, which is reflected in the recent improvement in our credit ratings and outlook."

Table 1: Key Financial Results

	First Quarter		Full Year 2016 Guidance
$ in Millions, Except Per Share Amounts	2016	2015
Proportional Free Cash Flow[1]	$253	$265	$1,000-$1,350
Consolidated Net Cash Provided by Operating Activities	$640	$437	$2,000-$2,900
Adjusted EPS[1]	$0.13	$0.25	$0.95-$1.05
Diluted EPS from Continuing Operations	$0.19	$0.20	N/A

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
Discussion of Drivers of Consolidated Operating Margin, Proportional Free Cash Flow (a non-GAAP financial measure) and Adjusted Pre-Tax Contribution (Adjusted PTC, a non-GAAP financial measure)
The Company manages its portfolio in six market-oriented Strategic Business Units (SBUs): US (United States), Andes (Chile, Colombia and Argentina), Brazil, MCAC (Mexico, Central America and the Caribbean), Europe and Asia.

First quarter 2016 Consolidated Operating Margin decreased $217 million to $504 million, compared to $721 million in the first quarter of 2015. This decrease was driven primarily by lower contributions from Brazil and the US, as well as the impact from the devaluation of foreign currencies in Latin America and Europe.

Table 2: Proportional Free Cash Flow1 and Adjusted PTC1

$ in Millions	First Quarter
	Proportional Free Cash Flow[1]			Adjusted PTC[1]
	2016	2015	Variance	2016	2015	Variance
US	$133	$155	$(22)	$85	$106	$(21)
Andes	4	17	(13)	61	91	(30)
Brazil	34	(47)	81	(9)	21	(30)
MCAC	13	114	(101)	48	50	(2)
Europe	76	139	(63)	69	85	(16)
Asia	43	4	39	22	12	10
Total SBUs	303	382	(79)	276	365	(89)
Corporate & Other	(50)	(117)	67	(104)	(113)	9
Total	$253	$265	$(12)	$172	$252	$(80)
	Adjusted Effective Tax Rate			50%	33%
	Diluted Share Count			663	706
	Adjusted EPS[1,2]			$0.13	$0.25	$(0.12)

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.

[2]	Includes $6 million and $14 million of after-tax adjusted equity in earnings for first quarter 2016 and first quarter 2015, respectively.
First quarter 2016 Proportional Free Cash Flow decreased $12 million to $253 million and first quarter 2016 Adjusted PTC decreased $80 million to $172 million. Key drivers of this decline included:

•	US

◦	Proportional Free Cash Flow decreased $22 million, primarily due to:

▪
Lower margins: lower wholesale prices and contributions from regulated retail at DPL, lower retail margins driven by unfavorable weather and the impact of the partial sell-down at IPL and the sale of Armenia Mountain in 2015; and

▪	Unfavorable timing of accounts payable at IPL, partially offset by higher collections at DPL.

◦	Adjusted PTC decreased $21 million, primarily driven by lower margins.

•	Andes

◦	Proportional Free Cash Flow decreased $13 million, primarily due to:

▪
Lower margins: the 40% devaluation of the Argentine Peso, the 24% devaluation of the Colombian Peso and lower volumes at Chivor in Colombia, partially offset by lower spot prices for energy and coal purchases and lower fixed costs at Gener in Chile; and

▪	Higher tax payments in Chile, partially offset by higher collections at Chivor in Colombia.

◦	Adjusted PTC decreased $30 million, primarily driven by lower margins and lower equity in earnings at Guacolda in Chile.

•	Brazil

◦	Proportional Free Cash Flow increased $81 million, primarily due to:

▪	Higher collections at Sul and Eletropaulo and the favorable timing of energy purchases at Tietê; and

▪	Lower margins: the impact of the expiration of Tietê's PPA with Eletropaulo, lower demand at Sul and Eletropaulo and the 26% devaluation of the Brazilian Real.

◦	Adjusted PTC decreased $30 million, primarily driven by lower margins.

•	Mexico, Central America and the Caribbean (MCAC)

◦	Proportional Free Cash Flow decreased $101 million, primarily due to:

▪	Lower collections and higher tax payments in the Dominican Republic and lower collections in Puerto Rico.

◦	Adjusted PTC decreased $2 million, primarily driven by lower margins.

•	Europe

◦	Proportional Free Cash Flow decreased $63 million, primarily due to:

▪	Lower margins: the 48% devaluation of the Kazakhstan Tenge and lower dark spreads at Kilroot in the United Kingdom; and

▪
The timing of payments to the fuel supplier at Maritza in Bulgaria, the unfavorable timing of collections at Ballylumford in the United Kingdom and non-recurring cash taxes paid at Kilroot, partially offset by higher collections in Bulgaria.

◦	Adjusted PTC decreased $16 million, primarily driven by lower margins.

•	Asia

◦	Proportional Free Cash Flow increased $39 million, primarily due to:

▪	Higher margins: commencement of operations at Mong Duong in Vietnam in April 2015; and

▪	Lower working capital requirements at Mong Duong in 2016.

◦	Adjusted PTC increased $10 million, primarily driven by higher margins.

•	Corp/Other

◦
Proportional Free Cash Flow increased $67 million, primarily due to the timing of premiums received at the Company's captive insurance business and lower Parent interest expense as a result of the prepayment and refinancing of debt.

◦	Adjusted PTC increased $9 million, primarily driven by lower Parent interest expense.
Table 3: Guidance & Expectations

$ in Millions, Except Per Share Amounts	Reaffirming Full Year 2016 Guidance	Reaffirming 2017-2018 Expectations
Proportional Free Cash Flow[1]	$1,000-$1,350	At least 10% average annual growth off 2016 base
Consolidated Net Cash Provided by Operating Activities	$2,000-$2,900	N/A
Adjusted EPS[1]	$0.95-$1.05	Expect higher end of 12%-16% growth off 2016 base

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
2016 Guidance and 2017-2018 Expectations

•	The Company's 2016 guidance and 2017-2018 expectations are based on foreign currency and commodity forward curves as of April 30, 2016.

•	The Company is reaffirming its 2016 Proportional Free Cash Flow guidance range of $1,000-$1,350 million.

◦	The Company is reaffirming its 2016 Parent Free Cash Flow expectation of $525-$625 million.

•
The Company is reaffirming its 2016 Adjusted EPS guidance range of $0.95-$1.05. The Company expects to earn 70% to 75% of its 2016 Adjusted EPS in the second half of the year, compared to 2015, when the Company earned 59% of its Adjusted EPS in the second half of the year. In 2016, the stronger second half will be partly due to a lower adjusted effective tax rate and fewer plant outages at certain businesses.

•	The Company is reaffirming its growth rate expectations for 2017-2018 for both Proportional Free Cash Flow and Adjusted EPS.
Additional Highlights

•
In April, the Company received payment of €309 million ($350 million) in outstanding receivables at Maritza in Bulgaria. Maritza will use the majority of the proceeds to pay the local coal mine that supplies the plant, as well as repay the lenders of the plant's non-recourse debt.

•	Year-to-Date 2016, the Company has repurchased 9 million shares for $79 million, at an average price of $9.07 per share.

•	Year-to-Date 2016, the Company prepaid $125 million in Parent debt.

•	The Company currently has 5,945 MW of capacity under construction and expected to come on-line through the first half of 2019.

◦	In March 2016, the Company broke ground on the 335 MW Masinloc 2 expansion project in the Philippines. The project is expected to come on-line in the first half of 2019.

•	In the first quarter of 2016, the Company received $249 million in asset sale proceeds.

◦
In March 2016, the Company received $134 million from La Caisse de depot et placement du Quebec (CDPQ), completing CDPQ's investment in IPALCO, the Parent Company of IPL in the United States, bringing its direct and indirect interests in IPALCO to 30%.

◦	In February 2016, the Company also sold a 24% interest in IPP4, one of its generation businesses in Jordan, for $21 million.

◦	In January 2016, the Company sold Kelanitissa, its generation business in Sri Lanka, for $18 million, and exited Sri Lanka.

◦	In January 2016, the Company sold DPLER, its retail energy business in the United States, for $76 million.
Non-GAAP Financial Measures
See Non-GAAP Financial Measures for definitions of Proportional Free Cash Flow, Adjusted Earnings Per Share, Adjusted Pre-Tax Contribution, as well as reconciliations to the most comparable GAAP financial measures.
Attachments
Consolidated Statements of Operations, Consolidated Balance Sheets, Segment Information, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information and 2016 Financial Guidance Elements.
Conference Call Information
AES will host a conference call on Monday, May 9, 2016 at 9:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-888-317-6003 at least ten minutes before the start of the call. International callers should dial +1-412-317-6061. The Conference ID for this call is 5577696. Internet access to the conference call and presentation materials will be available on the AES website at www.aes.com by selecting “Investors” and then “Presentations and Webcasts.”
A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.
About AES
The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 17 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 21,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2015 revenues were $15 billion and we own and manage $37 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.
Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.
Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2015 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Any Stockholder who desires a copy of the Company’s 2015 Annual Report on Form 10-K dated on or about February 23, 2016 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions)
Revenue:
Regulated	$1,776	$2,080
Non-Regulated	1,695	1,904
Total revenue	3,471	3,984
Cost of Sales:
Regulated	(1,672)	(1,807)
Non-Regulated	(1,295)	(1,456)
Total cost of sales	(2,967)	(3,263)
Operating margin	504	721
General and administrative expenses	(48)	(55)
Interest expense	(364)	(363)
Interest income	130	90
Gain (loss) on extinguishment of debt	4	(23)
Other expense	(8)	(20)
Other income	13	15
Gain on sale of businesses	47	1
Asset impairment expense	(159)	(8)
Foreign currency transaction gains (losses)	43	(23)
Other non-operating expense	(2)	—
INCOME FROM OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	160	335
Income tax expense	(92)	(96)
Net equity in earnings of affiliates	6	15
NET INCOME	74	254
Less: Net loss (income) attributable to noncontrolling interests	52	(112)
NET INCOME ATTRIBUTABLE TO THE AES CORPORATION	$126	$142
BASIC EARNINGS PER SHARE:
NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.19	$0.20
DILUTED EARNINGS PER SHARE:
NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.19	$0.20
DILUTED SHARES OUTSTANDING	663	706
DIVIDENDS DECLARED PER COMMON SHARE	$0.11	$—

THE AES CORPORATION
Strategic Business Unit (SBU) Information
(Unaudited)

	Three Months Ended March 31,
(in millions)	2016	2015
REVENUE
US	$855	$997
Andes	622	612
Brazil	1,040	1,330
MCAC	519	598
Europe	246	330
Asia	194	119
Corporate, Other and Inter-SBU eliminations	(5)	(2)
Total Revenue	$3,471	$3,984

THE AES CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2016	December 31, 2015
	(in millions, except share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,185	$1,262
Restricted cash	294	295
Short-term investments	628	484
Accounts receivable, net of allowance for doubtful accounts of $103 and $95, respectively	2,581	2,473
Inventory (see Note 2)	682	675
Prepaid expenses	116	108
Other current assets	1,461	1,449
Assets of held-for-sale businesses	—	96
Total current assets	6,947	6,842
NONCURRENT ASSETS
Property, Plant and Equipment:
Land	751	711
Electric generation, distribution assets and other	28,997	28,491
Accumulated depreciation	(9,768)	(9,449)
Construction in progress	3,436	3,063
Property, plant and equipment, net	23,416	22,816
Other Assets:
Investments in and advances to affiliates (see Note 6)	611	610
Debt service reserves and other deposits	415	565
Goodwill	1,157	1,157
Other intangible assets, net of accumulated amortization of $100 and $97, respectively	209	214
Deferred income taxes	599	543
Service concession assets, net of accumulated amortization of $52 and $34, respectively	1,505	1,543
Other noncurrent assets	2,041	2,180
Total other assets	6,537	6,812
TOTAL ASSETS	$36,900	$36,470
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,739	$1,721
Accrued interest	333	251
Accrued and other liabilities	2,280	2,436
Recourse debt	—	—
Non-recourse debt, including $247 and $261, respectively, related to variable interest entities (see Note 7)	2,220	2,505
Liabilities of held-for-sale businesses	—	13
Total current liabilities	6,572	6,926
NONCURRENT LIABILITIES
Recourse debt (see Note 7)	4,924	4,966
Non-recourse debt, including $1,503 and $1,539, respectively, related to variable interest entities (see Note 7)	13,413	12,956
Deferred income taxes	1,118	1,090
Pension and other post-retirement liabilities (see Note 9)	985	927
Other noncurrent liabilities	3,032	2,896
Total noncurrent liabilities	23,472	22,835
Commitments and Contingencies (see Note 8)
Redeemable stock of subsidiaries	672	538
EQUITY (see Note 10)
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 815,894,592 issued and 658,997,660 outstanding at March 31, 2016 and 815,846,621 issued and 666,808,790 outstanding at December 31, 2015)	8	8
Additional paid-in capital	8,706	8,718
Retained earnings	198	143
Accumulated other comprehensive loss	(3,807)	(3,883)
Treasury stock, at cost (156,896,932 shares at March 31, 2016 and 149,037,831 at December 31, 2015)	(1,904)	(1,837)
Total AES Corporation stockholders’ equity	3,201	3,149
NONCONTROLLING INTERESTS	2,983	3,022
Total equity	6,184	6,171
TOTAL LIABILITIES AND EQUITY	$36,900	$36,470

THE AES CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2016	2015

OPERATING ACTIVITIES:
Net income	74	$254
Adjustments to net income:
Depreciation and amortization	290	298
Gain on sale of businesses	(47)	(1)
Impairment expenses	161	8
Deferred income taxes	31	(12)
(Reversals of) provisions for contingencies	(1)	14
(Gain) loss on extinguishment of debt	(4)	23
Other	(3)	65
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	37	(337)
(Increase) decrease in inventory	(24)	(35)
(Increase) decrease in prepaid expenses and other current assets	274	68
(Increase) decrease in other assets	(21)	(290)
Increase (decrease) in accounts payable and other current liabilities	(72)	273
Increase (decrease) in income tax payables, net and other tax payables	(148)	(15)
Increase (decrease) in other liabilities	93	124
Net cash provided by operating activities	640	437
INVESTING ACTIVITIES:
Capital Expenditures	(640)	(619)
Acquisitions, net of cash acquired	(6)	(17)
Proceeds from the sale of businesses, net of cash sold	115	—
Sale of short-term investments	1,603	1,076
Purchase of short-term investments	(1,708)	(1,054)
Decrease (increase) in restricted cash, debt service reserves and other assets	96	(75)
Other investing	(8)	(31)
Net cash used in investing activities	(548)	(720)
FINANCING ACTIVITIES:
Borrowings under the revolving credit facilities	248	101
Repayments under the revolving credit facilities	(116)	(62)
Repayments of recourse debt	(116)	(336)
Issuance of non-recourse debt	161	574
Repayments of non-recourse debt	(248)	(269)
Payments for financing fees	(11)	(9)
Distributions to noncontrolling interests	(78)	(19)
Contributions from noncontrolling interests	28	67
Proceeds from the sale of redeemable stock of subsidiaries	134	247
Dividends paid on AES common stock	(73)	(70)
Payments for financed capital expenditures	(10)	(42)
Purchase of treasury stock	(79)	(35)
Other financing	(20)	(34)
Net cash (used in) provided by financing activities	(180)	113
Effect of exchange rate changes on cash	7	(27)
Increase (decrease) in cash of held-for-sale businesses	4	(5)
Total decrease in cash and cash equivalents	(77)	(202)
Cash and cash equivalents, beginning	1,262	1,539
Cash and cash equivalents, ending	$1,185	$1,337
SUPPLEMENTAL DISCLOSURES:
Cash payments for interest, net of amounts capitalized	$228	$242
Cash payments for income taxes, net of refunds	$182	$103
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired through capital lease and other liabilities	$3	$5
Dividends declared but not yet paid	$75	$—

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders.
Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.
The Company's non-GAAP metrics are Proportional Free Cash Flow, Adjusted pre-tax contribution (“adjusted PTC”) and Adjusted earnings per share (“adjusted EPS”) used by management and external users of our consolidated financial statements such as investors, industry analysts and lenders.
Proportional Free Cash Flow is defined as cash flows from operating activities (adjusted for service concession asset capital expenditures), less maintenance capital expenditures (including non-recoverable environmental capital costs and net of reinsurance proceeds) adjusted for the estimated impact of noncontrolling interests. Proportional Free Cash Flow in each SBU includes the effect of intercompany transactions with other SBUs except for interest, tax sharing, charges for management fees and transfer pricing. The proportionate share of cash flows and related adjustments attributable to noncontrolling interest in our subsidiaries comprise the proportional adjustment factor presented in the reconciliation below.
The GAAP measure most comparable to Proportional Free Cash Flow is Net Cash Flows from Operating Activities. We believe that Proportional Free Cash Flow better reflects the underlying business performance of the Company, as it measures the cash generated by the business, after the funding of maintenance capital expenditures, that may be available for investing or repaying debt or other purposes. Factors in this determination include the impact of noncontrolling interest, where AES consolidates the results of a subsidiary that is not wholly-owned by the Company.

	Three Months Ended
	March 31,
	2016	2015
	(in millions)
Calculation of Maintenance Capital Expenditures for Free Cash Flow (1) Reconciliation Below:
Maintenance Capital Expenditures	$162	$149
Environmental Capital Expenditures	87	48
Growth Capital Expenditures	401	464
Total Capital Expenditures	$650	$661

Reconciliation of Proportional Operating Cash Flow (2)
Consolidated Operating Cash Flow	$640	$437
Add: Capital Expenditures Related to Service Concession Assets (3)	24	20
Less: Proportional Adjustment Factor (2) (5)	(289)	(72)
Proportional Operating Cash Flow (2)	$375	$385

Reconciliation of Free Cash Flow (1)
Consolidated Operating Cash Flow	$640	$437
Add: Capital Expenditures Related to Service Concession Assets (3)	24	20
Less: Maintenance Capital Expenditures, net of reinsurance proceeds	(162)	(149)
Less: Non-Recoverable Environmental Capital Expenditures	(12)	(10)
Free Cash Flow (1)	$490	$298

Reconciliation of Proportional Free Cash Flow (1) (2)
Proportional Adjusted Operating Cash Flow (2)	$375	$385
Less: Proportional Maintenance Capital Expenditures, net of reinsurance proceeds (2)	(112)	(113)
Less: Proportional Non-Recoverable Environmental Capital Expenditures (2) (4)	(10)	(7)
Proportional Free Cash Flow (1) (2)	$253	$265

(1)	Free cash flow (a non-GAAP financial measure) is proportional free cash flow as defined above but inclusive of noncontrolling interest impacts.

(2)
The proportional adjustment factor, proportional maintenance capital expenditures (net of reinsurance proceeds) and proportional non-recoverable environmental capital expenditures are calculated by multiplying the percentage owned by noncontrolling interests for each entity by its corresponding consolidated cash flow metric and are totaled to the resulting figures. For example, Parent Company A owns 80% of Subsidiary Company B, a consolidated subsidiary. Thus, Subsidiary Company B has a 20% noncontrolling interest. Assuming a consolidated net cash flow from operating activities of $100 from Subsidiary B, the proportional adjustment factor for Subsidiary B would equal ($20), or $100 x (20%). The Company calculates the proportional adjustment factor for each consolidated business in this manner and then sums these amounts to determine the total proportional adjustment factor used in the reconciliation. The proportional adjustment factor may differ from the proportion of income attributable to noncontrolling interests as a result of (a) non-cash items which impact income but not cash and (b) AES' ownership interest in the subsidiary where such items occur.

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

(3)	Service concession asset expenditures excluded from free cash flow and proportional free cash flow non-GAAP metric due to the adoption of service concession accounting effective January 1, 2015.

(4)	Excludes IPALCO’s proportional recoverable environmental capital expenditures of $56 million and $37 million for the three months ended March 31, 2016 and March 31, 2015, respectively.

(5)
Includes proportional adjustment amount for service concession asset expenditures of $12 million and $10 million for the three months ended March 31, 2016. The Company adopted service concession accounting effective January 1, 2015.

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

Adjusted PTC is defined as pre-tax income from continuing operations attributable to AES excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. Adjusted PTC also includes net equity in earnings of affiliates on an after-tax basis adjusted for the same gains or losses excluded from consolidated entities.
Adjusted EPS is defined as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt.
The GAAP measure most comparable to adjusted PTC is income from continuing operations attributable to AES. The GAAP measure most comparable to adjusted EPS is diluted earnings per share from continuing operations. We believe that adjusted PTC and adjusted EPS better reflect the underlying business performance of the Company and are considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose of or acquire business interests or retire debt, which affect results in a given period or periods. In addition, for adjusted PTC, earnings before tax represents the business performance of the Company before the application of statutory income tax rates and tax adjustments, including the effects of tax planning, corresponding to the various jurisdictions in which the Company operates. Adjusted PTC and adjusted EPS should not be construed as alternatives to income from continuing operations attributable to AES and diluted earnings per share from continuing operations, which are determined in accordance with GAAP.

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax		Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax

Income (Loss) from Continuing Operations Attributable to AES and Diluted EPS	$126	$0.19		$142	$0.20
Add: Income Tax Expense (Benefit) from Continuing Operations Attributable to AES	56			50
Pre-Tax Contribution	$182			$192
Adjustments
Unrealized Derivative (Gains)/Losses(2)	$(34)	$(0.03)		$(15)	$(0.01)
Unrealized Foreign Currency Transaction (Gains)/Losses(3)	(8)	(0.01)		47	0.03
Disposition/Acquisition (Gains)/Losses	(19)	(0.02)	(4)	(5)	(0.01)
Impairment Losses	50	—	(5)	6	0.01
Loss on Extinguishment of Debt	1	—		27	0.03	(6)
Adjusted PTC and Adjusted EPS	$172	$0.13		$252	$0.25
_____________________________

(1)	NCI is defined as Noncontrolling Interests.

(2)	Unrealized derivative (gains) losses were net of income tax per share of ($0.02) and ($0.01) in the three months ended March 31, 2016 and 2015, respectively.

(3)	Unrealized foreign currency transaction (gains) losses were net of income tax per share of ($0.01) and $0.03 in the three months ended March 31, 2016 and 2015, respectively.

(4)	Amount primarily relates to the gain from the sale of DPLER of $22 million ($12 million, or $0.02 per share, net of income tax expense per share of $0.01).

(5)
Amount primarily relates to the asset impairment at Buffalo Gap II of $159 million, of which $49 million was attributable to AES; offset by a tax benefit of $51 million (net impact of $2 million, or $0.00 per share).

(6)	Amount primarily relates to the loss on early retirement of debt at the Parent Company of $26 million ($18 million, or $0.03 per share, net of income tax per share of $0.01).

The AES Corporation
Parent Financial Information
Parent only data: last four quarters
(in millions)	Quarters Ended
Total subsidiary distributions & returns of capital to Parent	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$968	$1,057	$917	$1,119
Returns of capital distributions to Parent & QHCs	24	8	26	57
Total subsidiary distributions & returns of capital to Parent	$992	$1,065	$943	$1,176
Parent only data: quarterly
($ in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	Actual	Actual	Actual	Actual
Subsidiary distributions to Parent & QHCs	$85	$555	$93	$235
Returns of capital distributions to Parent & QHCs	16	0	0	8
Total subsidiary distributions & returns of capital to Parent	$101	$555	$93	$243
Parent Company Liquidity (2)
($ in millions)	Balance at
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	Actual	Actual	Actual	Actual
Cash at Parent & Cash at QHCs (3)	$17	$400	$6	$40
Availability under credit facilities	658	738	625	739
Ending liquidity	$675	$1,138	$631	$779

(1)
Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)
Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)
The cash held at QHCs represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION
2016 FINANCIAL GUIDANCE ELEMENTS(1), (2)

2016 Financial Guidance
As of 5/9/16
	Consolidated	Proportional
Income Statement Guidance
Adjusted Earnings Per Share (3)	$0.95-$1.05
Cash Flow Guidance
Net Cash Provided by Operating Activities	$2,000-$2,900 million
Free Cash Flow (4)		$1,000-$1,350 million
Reconciliation of Free Cash Flow Guidance
Net Cash from Operating Activities	$2,000-$2,900 million	$1,500-$1,850 million
Less: Maintenance Capital Expenditures	$600-$800 million	$400-$600 million
Free Cash Flow (4)	$1,300-$2,200	$1,000-$1,350

(1)	2016 Guidance is based on expectations for future foreign exchange rates and commodity prices as of April 30, 2016.

(2)
AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company's cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Beginning in Q1 2015, the definition was revised to also exclude cash flows related to service concession assets. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)
Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

(4)
Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities (adjusted for service concession asset capital expenditures) less maintenance capital expenditures (including non-recoverable environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.